Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-259138

Variant Alternative Income Fund

(the “Fund”)

Supplement dated April 29, 2026

to the

Prospectus dated August 31, 2025, as supplemented

1.	Effective immediately, the following disclosure is added to the “Investment-Related Risks; General Investment-Related Risks” section beginning on page 17 of the Prospectus.

Potential Conflicts of Interest with Other Businesses of the Investment Manager. The Investment Manager is an investment adviser that provides investment management services to its client base, and as such, also acts, as a part of its additional loan transaction business, to effect transactions in notes between the Fund and third parties. The Investment Manager may sell a portion of an investment opportunity held by the Fund to a third party only to the extent the Fund has received its full allocation of such disposition pursuant to the Investment Manager's investment allocation policy and there is excess capacity. The Investment Manager may, to the extent permitted by applicable law, including the limitations set forth in Section 17(e) of the Investment Company Act, receive fees as a result of other participants in these investment opportunities in certain loans but may not receive such fees with respect to the Fund's investment. The Investment Manager's receipt of such fees may enhance its profitability, and the Fund may not be entitled to compensation as a result of such enhanced profitability. Such additional business and interests will likely give rise to potential conflicts of interest between the Investment Manager and Fund and may restrict the way the Fund operates. For example, the Investment Manager may have an incentive to sell a portion of an investment opportunity in a loan for financial or other reasons that are not directly advantageous to the Fund (or advantageous in a lesser of different manner). See "CONFLICTS OF INTEREST."

2.	Effective immediately, the following disclosure will replace the fifth paragraph in the “Conflicts of Interest” section beginning on page 39 of the Prospectus.

Although the Investment Manager and its affiliates seek to allocate investment opportunities among the Fund and their other clients in a fair and reasonable manner, there can be no assurance that an investment opportunity which comes to the attention of the Investment Manager or its affiliates will be appropriate for the Fund or will be referred to the Fund. The Investment Manager and its affiliates are not obligated to refer any investment opportunity to the Fund. In addition, the Investment Manager's businesses outside of the Investment Manager are under no general or other obligation or duty to provide investment opportunities to the Fund, and generally are not expected to do so. Opportunities not allocated (or not fully allocated) to the Fund may be undertaken by the Investment Manager or made available to third parties, and the Fund will not receive any compensation related to such opportunities.

* * *

Capitalized terms used and not otherwise defined in this Supplement have the meaning given them in the Prospectus.

Please retain this Supplement with your Prospectus for future reference.

Variant Alternative Income Fund

(the “Fund”)

Supplement dated April 29, 2026

to the Statement of Additional Information (“SAI”)

dated August 31, 2025

1.	Effective immediately, the following disclosure will replace the fourth paragraph in the “Conflicts of Interest” section beginning on page 25 of the SAI.

Although the Investment Manager and its affiliates seek to allocate investment opportunities among the Fund and their other clients in a fair and reasonable manner, there can be no assurance that an investment opportunity which comes to the attention of the Investment Manager or its affiliates will be appropriate for the Fund or will be referred to the Fund. The Investment Manager and its affiliates are not obligated to refer any investment opportunity to the Fund. In addition, the Investment Manager's businesses outside of the Investment Manager are under no general or other obligation or duty to provide investment opportunities to the Fund, and generally are not expected to do so. Opportunities not allocated (or not fully allocated) to the Fund may be undertaken by the Investment Manager or made available to third parties, and the Fund will not receive any compensation related to such opportunities.

* * *

Capitalized terms used and not otherwise defined in this Supplement have the meaning given them in the SAI.

Please retain this Supplement with your SAI for future reference.